Exhibit 10.2

Crown Castle International Corp.

Summary of Non-Employee Director Compensation

Initial Equity Grant. Each newly appointed or elected non-employee director is granted, pursuant to the Crown Castle International Corp. (“Company”) 2004 Stock Incentive Plan, as amended, a number of unrestricted shares of common stock of the Company (“Common Stock”) having a valuation equal to approximately $90,000, valued at the per share closing price of the Common Stock as of the effective date of the director’s appointment or election.

Annual Equity Grant. At the Board’s first regularly scheduled meeting of each year, each non-employee director is granted shares of Common Stock having a valuation equal to approximately $125,000 ($200,000 in the case of the Chairman of the Board), valued at the per share closing price of the Common Stock as of the date of such Board meeting. On February 23, 2012, the Board granted (1) 2,403 shares of common stock (priced at $52.01, the closing price of the Common Stock on February 23, 2012) to each non-employee director of the Board other than David C. Abrams (who waived such grant) and J. Landis Martin and (2) 3,845 shares of common stock (priced at $52.01, the closing price of the Common Stock on February 23, 2012) to J. Landis Martin for service as non-employee Chairman of the Board.

Retainers. Each non-employee director receives an annual retainer, paid in quarterly installments, of $75,000 (plus an additional (1) $20,000 for the Chair of the Audit Committee, (2) $10,000 for the Chair of each of the Compensation Committee, Nominating & Corporate Governance Committee and Strategy Committee, and (3) $5,000 for each member of the Audit Committee other than the Chair), and reimbursement of reasonable incidental expenses.

Other Benefits. Each non-employee director is eligible to participate, at such director’s cost and election, in the Company’s medical and dental plans.

Employee Directors. A director who is also an employee of the Company receives no additional compensation for services as a director.